Exhibit 99.1

Newfield Provides Update on Woodford Shale Play

FOR IMMEDIATE RELEASE

HOUSTON - (November 16, 2006) -- Newfield Exploration Company (NYSE:NFX) will be presenting at the Bank of America Energy Conference in Key Biscayne, Florida, on Friday, November 17, 2006. The presentation will update investors on recent activities in the Company’s Woodford Shale Play, located in the Arkoma Basin of southeastern Oklahoma. The presentation will be given by Lee K. Boothby, President of Newfield Mid-Continent. Highlights from the presentation are summarized below:

Recent horizontal drilling results have been encouraging. Newfield now has production data from 29 horizontal wells. Recent horizontal wells are benefiting from increased fracture stimulation densities and show significantly higher production rates. The initial gross production from the eight horizontal wells Newfield has tested with increased frac densities averages nearly 6 MMcfe/d (see list below).

The Stuart #1H-13 reached peak initial production on November 15 of 10.6 MMcfe/d. This is a 2,500' lateral with a five-stage frac.

The Tollett #1H-22 reached peak initial production of more than 10 MMcfe/d. This is a 2,500' lateral with a five-stage frac. The well has averaged approximately 6 MMcfe/d in the first month of production.

The Tipton #1H-23 had initial production of more than 7 MMcfe/d. This is a 3,500' lateral with a seven-stage frac. The well has averaged approximately 5 MMcfe/d over the first two weeks of production.

The Turpin #1H-35 began flowing to sales on November 13 at a rate of 7 MMcfe/d. This is a 1,600' lateral with a three-stage frac.

The Bullock #1H-15 had peak initial production of 5 MMcfe/d. This is a 3,500' lateral with a five-stage frac. The well averaged 4.1 MMcfe/d over the first month of production.

The Eddings #1H-14 had peak initial production of 3 MMcfe/d. This is a 2,200' lateral with a four-stage frac. This well averaged 2.8 MMcfe/d during its first month of production.

The Balm #1H-14 is testing at 2.3 MMcfe/d. This is a 2,500' lateral with a five-stage frac.

The Wilson #1H-32 is testing at 1.8 MMcfe/d. This is a 3,500' lateral with a seven-stage frac.

Newfield's gross production from the Woodford Shale area has grown rapidly and is nearly 80 MMcfe/d. This compares to gross production of 25 MMcfe/d at this time last year. Total Mid-Continent division production now exceeds 165 MMcfe/d net.

MarkWest and Newfield operations personnel are working on the construction of the gathering system infrastructure. MarkWest expects to bring a key section of the infrastructure online within the next two weeks, more than three months ahead of schedule. To date, MarkWest has purchased over 80 miles of right-of-way and has completed or is currently installing over 50 miles of large diameter pipe to complete the low pressure and high pressure backbones of the gathering system. Once the “backbone” of this system is operational, Newfield will have the ability to produce from any portion of its 125,000 net acre position.

To date, the Company has drilled more than 100 vertical wells and has spud 42 horizontal wells. Newfield has 11 operated rigs running today and expects to increase to 12-13 rigs by year-end 2006 and as many as 20 operated rigs running by year-end 2007. Newfield expects to spud about 60 horizontal wells in 2006 and an additional 150 horizontal wells in 2007. Current well spacing is 640 acres, which would allow nearly all of the Company’s current acreage to be “held by production” by the end of 2007 based on the anticipated drilling rate. Information from horizontal drilling efforts will be used to determine the well spacing for the development of this large resource play.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and the Gulf of Mexico. The Company has international exploration and development projects underway in Malaysia, the U.K. North Sea and China.

The statements set forth in this release regarding expected drilling rates and plans are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those expected due to many factors, including oil and gas prices, drilling results, the availability of drilling rigs and support services, the prices of goods and services and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

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